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                                                 EXHIBIT 4(h)

   GOLDEN AMERICAN LIFE INSURANCE COMPANY
    1001 JEFFERSON STREET, SUITE 400, WILMINGTON, DE 19801

                             ROTH


              INDIVIDUAL RETIREMENT ANNUITY RIDER


The following language amends and takes precedence over contrary language in the Contract to which it is attached.

All references in this rider to:
 IRC or Code means the Internal Revenue Code of 1986 as amended and all rules and regulations thereunder.
 Contract means the policy, certificate or contract to which this rider is attached.
 Owner means the person ("insured" or "annuitant") covered by the contract.

1. This Contract may not be transferred, sold, assigned, discounted or pledged as collateral:
 (a)for a loan;
 (b)as security for the performance of an obligation; or
 (c)for any other purpose;
 to any person other than to us under surrender or settlement.

2. The premiums applicable to this Contract will be applied to accumulate a retirement saving fund for the annuitant/Owner.

3. All contributions shall be in cash and the total of all contributions shall not exceed $2,000 for any taxable year, except in the case of a rollover contribution which meets the requirements of IRC Section 408(d)(3) and which is:
 (a)from another ROTH IRA [as defined in IRC Section 408A(b)];
 (b)from an individual retirement account [as defined in IRC
 Section 408(a)]; or
 (c)from an individual retirement annuity [as defined in IRC
 Section 408(b)];

 Any refund of premiums (other than those attributable to excess contributions) will be applied before the close of the calendar year following the year of the refund. Any such refund will be applied towards the payment of future premiums or the purchase of additional benefits.

4. Conversion of an individual retirement account or an individual retirement annuity to a ROTH IRA shall be treated as a distribution from an individual retirement plan (other than a ROTH IRA) maintained for the benefit of an individual which is contributed to a ROTH IRA maintained for the benefit of such individual in a rollover contribution qualifying under IRC Section 408(d)(3).

5. All distributions made under this Contract, after the Owner's death, shall be made in accordance with the requirements of IRC Section 401(a)(9) including any regulations under that Section. The above Section and regulations are incorporated by reference.

6. No provision of this Contract or any supplementary contract issued upon the death of the Owner in exchange for this Contract will apply where it permits or provides for settlement of such amount in any manner other than a complete distribution of the Owner's entire interest by December 31 of the calendar year containing the fifth anniversary of the Owner's death, except to the extent that:




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6.   Continued

     (a) If the Owner's interest is payable to a designated beneficiary, then the entire interest of the Owner may be distributed over the life of such beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that distributions start by December 31st of the year following the year of the Owner's death. If the beneficiary is the Owner's surviving spouse, distribution is not required to begin before December 31st of the year in which the Owner would have turned 70 1/2.

     (b) If the designated beneficiary is the Owner's surviving spouse, the spouse may treat the Contract as his or her own individual retirement arrangement (IRA). This election will be deemed to have been made if the spouse:

    (i)   makes a regular IRA contribution to the Contract;

    (ii)  makes a rollover to or from such Contract;

    (iii) fails to elect either of the provisions in Sections
 6 or 6(a) above.


7. Life expectancy is computed by use of the expected return multiples in Section 1.72-9 of the Treasury Regulations. For purposes of distributions beginning after the Owner's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. An election not to recalculate shall be irrevocable by the surviving spouse and shall apply to all subsequent years.

   The life expectancy of a non-spouse beneficiary shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

8. This Contract will be for the exclusive benefit of the Owner or his or her beneficiary. The entire interest of the Owner in this Contract will be nonforfeitable.

9. We will furnish annual calendar year reports concerning the status of this Contract, including information related to any distribution from the Contract.

10.We may amend this Contract to conform to the provisions of the IRC, Internal Revenue Regulations or published
   Internal Revenue Rulings.









President: /s/ Terry L. Kendall  Secretary: /s/ Myles R. Tashman





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